                                                                      EXHIBIT 10


                           REVOLVING CREDIT AGREEMENT



                         dated as of November 10, 2000



                                      among



                               CABOT FINANCE B.V.,



       FLEET NATIONAL BANK, COMMERZBANK AG, NEW YORK BRANCH AND THE OTHER
              LENDING INSTITUTIONS SET FORTH ON SCHEDULE 1 HERETO,



                  FLEET NATIONAL BANK, AS ADMINISTRATIVE AGENT



                                       and



             COMMERZBANK AG, NEW YORK BRANCH, AS DOCUMENTATION AGENT



  WITH FLEET NATIONAL BANK AND COMMERZBANK AG, NEW YORK BRANCH HAVING ACTED AS
                                  CO-ARRANGERS
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                                TABLE OF CONTENTS

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
1.   DEFINITIONS AND RULES OF INTERPRETATION.............................................        1
         1.1.   Definitions..............................................................        1
         1.2.   Rules of Interpretation..................................................        17
2.   THE REVOLVING CREDIT FACILITY.......................................................        18
         2.1.   Commitment to Lend.......................................................        18
         2.2.   Commitment Fee...........................................................        19
         2.3.   Reduction of Total Commitment............................................        19
         2.4.   The Revolving Credit Notes...............................................        19
         2.5.   Interest on Revolving Credit Loans.......................................        19
         2.6.   Requests for Revolving Credit Loans......................................        20
         2.7.   Conversion Options.......................................................        20
                  2.7.1.   Conversion to Different Type of Revolving Credit Loan.........        20
                  2.7.2.   Continuation of Type of Revolving Credit Loan.................        21
                  2.7.3.   Eurocurrency Rate Loans.......................................        21
         2.8.   Funds for Revolving Credit Loan..........................................        22
                  2.8.1.   Funding Procedures............................................        22
                  2.8.2.   Advances by Agent.............................................        22
         2.9.   Optional Currency........................................................        22
                  2.9.1.   Request for Optional Currency.................................        23
                  2.9.2.   Exchange Rate.................................................        23
                  2.9.3.   Denominations.................................................        24
                  2.9.4.   Repayment.....................................................        24
                  2.9.5.   Funding.......................................................        24
         2.10.   Extension of Revolving Credit Loan Maturity Date........................        24
3.   REPAYMENT OF THE REVOLVING CREDIT LOANS.............................................        26
         3.1.   Maturity.................................................................        26
         3.2.   Mandatory Repayments of Revolving Credit Loans...........................        26
         3.3.   Optional Repayments of Revolving Credit Loans............................        26
4.   LETTERS OF CREDIT...................................................................        26
         4.1.   Letter of Credit Commitments.............................................        26
                  4.1.1.   Commitment to Issue Letters of Credit.........................        27
                  4.1.2.   Letter of Credit Applications.................................        27
                  4.1.3.   Terms of Letters of Credit....................................        27
                  4.1.4.   Reimbursement Obligations of Banks............................        27
                  4.1.5.   Participations of Banks.......................................        27
         4.2.   Reimbursement Obligation of the Borrower.................................        28
         4.3.   Letter of Credit Payments................................................        28
         4.4.   Obligations Absolute.....................................................        29
         4.5.   Letter of Credit Fee.....................................................        29
5.   CERTAIN GENERAL PROVISIONS..........................................................        30
         5.1.   Closing Fees to Agent....................................................        30
         5.2.   Closing Fee to Documentation Agent.......................................        30
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                                      -ii-

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         5.3.   Funds for Payments.......................................................        30
                  5.3.1.   Payments to Agent.............................................        30
                  5.3.2.   No Offset, etc................................................        30
         5.4.   Computations.............................................................        31
         5.5.   Inability to Determine Eurocurrency Rate.................................        31
         5.6.   Illegality...............................................................        32
         5.7.   Additional Costs, etc....................................................        32
         5.8.   Capital Adequacy.........................................................        33
         5.9.   Certificate..............................................................        34
         5.10.   Indemnity...............................................................        34
         5.11.   Interest After Default..................................................        34
                  5.11.1.   Overdue Amounts..............................................        34
                  5.11.2.   Amounts Not Overdue..........................................        35
         5.12.   Replacement of Banks....................................................        35
         5.13.   Currency Matters........................................................        35
                  5.13.1.   Currency of Account..........................................        35
                  5.13.2.   Currency Fluctuations........................................        36
         5.14.   New Currency............................................................        37
         5.15.   Lending Office..........................................................        37
6.   COLLATERAL SECURITY.................................................................        37
7.   REPRESENTATIONS AND WARRANTIES......................................................        37
         7.1.   Corporate Authority......................................................        37
                  7.1.1.   Incorporation; Good Standing..................................        37
                  7.1.2.   Authorization.................................................        38
                  7.1.3.   Enforceability................................................        38
         7.2.   Governmental Approvals...................................................        38
         7.3.   Title to Properties; Leases..............................................        39
         7.4.   Financial Statements, Projections and Solvency...........................        39
                  7.4.1.   Fiscal Year...................................................        39
                  7.4.2.   Financial Statements..........................................        39
                  7.4.3.   Projections...................................................        39
                  7.4.4.   Solvency......................................................        39
         7.5.   No Material Changes, etc.................................................        40
         7.6.   Franchises, Patents, Copyrights, etc.....................................        40
         7.7.   Litigation...............................................................        40
         7.8.   No Materially Adverse Contracts, etc.....................................        40
         7.9.   Compliance with Other Instruments, Laws, etc.............................        41
         7.10.   Tax Status..............................................................        41
         7.11.   No Event of Default.....................................................        41
         7.12.   Holding Company and Investment Company Acts.............................        41
         7.13.   Absence of Financing Statements, etc....................................        41
         7.14.   Perfection of Security Interest.........................................        41
         7.15.   Certain Transactions....................................................        42
         7.16.   Employee Benefit Plans..................................................        42
         7.17.   Use of Proceeds.........................................................        42
                  7.17.1.   General......................................................        42
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                  7.17.2.   Regulations U and X..........................................        42
                  7.17.3.   Ineligible Securities........................................        42
         7.18.   Environmental Compliance................................................        42
         7.19.   Subsidiaries, etc.......................................................        43
         7.20.   Chief Executive Office..................................................        43
         7.21.   Disclosure..............................................................        43
         7.22.   Capitalization Documents................................................        44
         7.23.   No Filing, Recording Required...........................................        44
         7.24.   No Withholding..........................................................        44
8.   AFFIRMATIVE COVENANTS OF THE BORROWER...............................................        44
         8.1.   Punctual Payment.........................................................        44
         8.2.   Maintenance of Office....................................................        44
         8.3.   Records and Accounts.....................................................        44
         8.4.   Financial Statements, Certificates and Information.......................        45
         8.5.   Notices..................................................................        46
                  8.5.1.   Defaults......................................................        46
                  8.5.2.   Environmental Events..........................................        46
                  8.5.3.   Notification of Claim against Collateral......................        46
                  8.5.4.   Notice of Litigation and Judgments............................        47
         8.6.   Legal Existence; Maintenance of Properties...............................        47
         8.7.   Insurance................................................................        47
         8.8.   Taxes....................................................................        47
         8.9.   Inspection of Properties and Books, etc..................................        48
                  8.9.1.   General.......................................................        48
                  8.9.2.   Appraisals....................................................        48
                  8.9.3.   Communications with Accountants...............................        48
         8.10.   Compliance with Laws, Contracts, Licenses, and Permits..................        48
         8.11.   Additional Subsidiaries.................................................        49
         8.12.   Use of Proceeds.........................................................        49
         8.13.   Further Assurances......................................................        49
9.   CERTAIN NEGATIVE COVENANTS OF THE BORROWER..........................................        49
         9.1.   Restrictions on Indebtedness.............................................        49
         9.2.   Restrictions on Liens....................................................        50
         9.3.   Restrictions on Investments..............................................        52
         9.4.   Restricted Payments......................................................        53
         9.5.   Merger, Consolidation and Disposition of Assets..........................        53
                  9.5.1.   Mergers and Acquisitions......................................        53
                  9.5.2.   Disposition of Assets.........................................        53
         9.6.   Sale and Leaseback.......................................................        53
         9.7.   Compliance with Environmental Laws.......................................        53
         9.8.   Subordinated Debt........................................................        53
         9.9.   Business Activities......................................................        54
         9.10.   Fiscal Year.............................................................        54
         9.11.   Transactions with Affiliates............................................        54
         9.12.   Upstream Limitations....................................................        54
         9.13.   Inconsistent Agreements.................................................        54
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         9.14.   Modification of Documents and Charter Documents.........................        54
         9.15.   Limitation on Foreign Exchange Arrangements.............................        54
10.   FINANCIAL COVENANTS OF THE BORROWER................................................        55
         10.1.   Minimum EBITDA..........................................................        55
         10.2.   Interest Coverage Ratio.................................................        55
         10.3.   Leverage Ratio..........................................................        55
         10.4.   Adjusted Consolidated Net Worth.........................................        55
11.   CLOSING CONDITIONS.................................................................        55
         11.1.   Loan Documents..........................................................        55
         11.2.   Certified Copies of Charter Documents...................................        55
         11.3.   Required Action.........................................................        55
         11.4.   Incumbency Certificate..................................................        56
         11.5.   Validity of Liens.......................................................        56
         11.6.   Lien Search Results.....................................................        56
         11.7.   Certificates of Insurance...............................................        56
         11.8.   Opinion of Counsel......................................................        56
         11.9.   Payment of Fees.........................................................        56
         11.10.   Repayment of Loan......................................................        56
12.   CONDITIONS TO ALL BORROWINGS.......................................................        57
         12.1.   Representations True; No Event of Default...............................        57
         12.2.   No Legal Impediment.....................................................        57
         12.3.   Governmental Regulation.................................................        57
         12.4.   Proceedings and Documents...............................................        57
         12.5.   Exchange Limitation.....................................................        57
13.   EVENTS OF DEFAULT; ACCELERATION; ETC...............................................        58
         13.1.   Events of Default and Acceleration......................................        58
         13.2.   Termination of Commitments..............................................        60
         13.3.   Remedies................................................................        61
         13.4.   Distribution of Collateral Proceeds.....................................        61
         13.5.   Judgment Currency.......................................................        62
14.   SETOFF.............................................................................        62
15.   THE AGENT..........................................................................        63
         15.1.   Authorization...........................................................        63
         15.2.   Employees and Agents....................................................        64
         15.3.   No Liability............................................................        64
         15.4.   No Representations......................................................        64
                  15.4.1.   General......................................................        64
                  15.4.2.   Closing Documentation, etc...................................        65
         15.5.   Payments................................................................        65
                  15.5.1.   Payments to Agent............................................        65
                  15.5.2.   Distribution by Agent........................................        65
                  15.5.3.   Delinquent Banks.............................................        65
         15.6.   Holders of Revolving Credit Notes.......................................        66
         15.7.   Indemnity...............................................................        66
         15.8.   Agent as Bank...........................................................        66
         15.9.   Resignation.............................................................        66
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         15.10.   Notification of Defaults and Events of Default.........................        67
         15.11.   Duties in the Case of Enforcement......................................        67
         15.12.   Reliance by Issuer.....................................................        67
16.   EXPENSES AND INDEMNIFICATION.......................................................        68
         16.1.   Expenses................................................................        68
         16.2.   Indemnification.........................................................        68
         16.3.   Survival................................................................        69
17.   TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION......................................        69
         17.1.   Confidentiality.........................................................        69
         17.2.   Prior Notification......................................................        69
         17.3.   Other...................................................................        69
18.   SURVIVAL OF COVENANTS, ETC.........................................................        70
19.   ASSIGNMENT AND PARTICIPATION.......................................................        70
         19.1.   Conditions to Assignment by Banks.......................................        70
         19.2.   Certain Representations and Warranties; Limitations; Covenants..........        71
         19.3.   Register................................................................        72
         19.4.   New Revolving Credit Notes..............................................        72
         19.5.   Participations..........................................................        73
         19.6.   Disclosure..............................................................        73
         19.7.   Assignee or Participant Affiliated with the Borrower....................        73
         19.8.   Miscellaneous Assignment Provisions.....................................        74
         19.9.   Assignment by Borrower..................................................        74
20.   NOTICES, ETC.......................................................................        74
21.   GOVERNING LAW......................................................................        75
22.   HEADINGS...........................................................................        75
23.   COUNTERPARTS.......................................................................        75
24.   ENTIRE AGREEMENT, ETC..............................................................        75
25.   WAIVER OF JURY TRIAL...............................................................        76
26.   CONSENTS, AMENDMENTS, WAIVERS, ETC.................................................        76
27.   SEVERABILITY.......................................................................        77

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                                                                        BD DRAFT
                                                                        11/09/00

                           REVOLVING CREDIT AGREEMENT

         This REVOLVING CREDIT AGREEMENT is made as of November 10, 2000 by and among CABOT FINANCE B.V. (the "Borrower"), a private company with limited liability organized under the laws of the Netherlands and having its registered office at Rotterdam and whose business address is at Botlekstraat 2, 3197 KA Botlek Rotterdam (Trade Register number 24312219), FLEET NATIONAL BANK, a national banking association, COMMERZBANK AG, NEW YORK BRANCH and the other lending institutions listed on Schedule 1, COMMERZBANK AG, NEW YORK BRANCH, as documentation agent and FLEET NATIONAL BANK as administrative agent for itself and such other lending institutions.

                  1. DEFINITIONS AND RULES OF INTERPRETATION.

         1.1. DEFINITIONS. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

         Adjusted Consolidated Net Worth. As at any date of determination, the sum of (a) Consolidated Net Worth as of such date, plus (b) Pro-Forma Goodwill as of such date.

         Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

         Agent's Funding Office. The Agent's office located in Nassau, Bahamas, or at such other location as the Agent may designate from time to time.

         Agent's Office. The Agent's office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

         Agent. Fleet National Bank, acting as administrative agent for the Banks.

         Agent's Special Counsel. Bingham Dana LLP or such other counsel as may be approved by the Agent.

         Assignment and Acceptance. See Section 19.1.

         Balance Sheet Date. September 30, 2000.

         Banks. Fleet, Commerzbank and the other lending institutions listed on
Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 19.

         Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Fleet as its "prime rate," such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent. Changes in the Base Rate resulting from any changes in Fleet's "prime rate" shall take place immediately without notice or demand of any kind.

         Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

         Belgian Coordination Center. Specialty Chemicals Coordination Center, SA, a Belgian corporation and subsidiary of Cabot Corporation.

         Bill Payment Arrangement. That certain arrangement by and among the Belgian Coordination Center, the Borrower and certain of its Subsidiaries pursuant to which the Borrower or any such Subsidiary can direct the Belgian Coordination Center to make certain payments on the Borrower's or such Subsidiary's accounts payable, all pursuant to the terms set forth in Annex 2 to the Financial Services Agreement.

         Borrower. As defined in the preamble hereto.

         Business Day. Any day other than a Saturday or Sunday on which banking institutions in Boston, Massachusetts, New York, New York, Nassau, Bahamas and Grand Cayman are open for the transaction of banking business and, in addition, with respect to any Eurocurrency Rate Loan, (a) a day on which dealings in the Euro and the other Optional Currencies are carried on in the London interbank market (and, if the Revolving Credit Loan are denominated in Euro, a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of the Euro is open for business); (b) Euro settlements of such dealings may be effected in New York, New York and London, England and
(c) on which dealings in Euros and the relevant Optional Currency and exchange can be carried on in the principal financial center of the country in which such currency is legal tender.

         Capitalization Documents. Collectively, the formation documents (including, without limitation, any articles or organization) of the Borrower and its Subsidiaries.

         Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         Cash Management Agreements. Those certain arrangements by and among the Belgian Coordination Center, the Borrower and certain of its Subsidiaries pursuant to which either the Belgian Coordination Center makes loans to the Borrower or such Subsidiaries or the Borrower or such Subsidiaries make Investments in the Belgian Coordination Center, all pursuant to the terms set forth in Annex 3 to the Financial Services Agreement.

         CERCLA. See Section 7.18(a).

         Closing Date. The first date on which the conditions set forth in
Section 11 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

         Code. The Internal Revenue Code of 1986.

         Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests created by the Security Documents.

         Commerzbank. Commerzbank AG, New York Branch, in its individual capacity.

         Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income.

         Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52 and 133), and less the sum of:

                  (a) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

                  (b) to the extent otherwise includable in the computation of Consolidated Net Worth, any subscriptions receivable.

         Consolidated Total Assets. The sum of (a) all assets ("consolidated balance sheet assets") of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (b) without duplication, all assets leased by the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the synthetic lease been treated for accounting purposes as a Capitalized Lease, plus (c) without duplication, all sold receivables referred to in clause (g) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

         Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

         Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and all other Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.

         Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Revolving Credit Loan in accordance with Section 2.7.

         Credit Agreement. This Revolving Credit Loan Agreement, including the Schedules and Exhibits hereto.

         Default. See Section 13.1.

         Delinquent Bank. See Section 15.5.3.

         Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

         Documentation Agent. Commerzbank AG, New York Branch, acting as documentation agent for the Banks.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7.

         EBITDA. With respect to the Borrower and its Subsidiaries for any fiscal period, an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus, (b) in each case to the extent deducted in the calculation of Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, (ii) income tax expense for such period, (iii) Consolidated Total Interest Expense paid or accrued for such period, and (iv) other noncash charges for such period, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all noncash gains (including income tax benefits) for such period, all as determined in accordance with generally accepted accounting principles.

         Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

         Employee Benefit Plan. Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

         Environmental Laws. Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

         ERISA. The Employee Retirement Income Security Act of 1974.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

         EURIBOR Rate. For any Interest Period with respect to a Eurocurrency Rate Loan denominated in Euros, the rate of interest equal to (a) the per annum rate determined by the Agent to be the rate at which deposits in Euro appear on the Reuters Screen EURIBOR01 as of 11:00 a.m., Brussels time, on the date that is two (2) TARGET Settlement Days preceding the first day of such Interest Period; provided, that if such rate does not appear on the Reuters Screen EURIBOR01, the EURIBOR Rate shall be an interest rate per annum equal to the arithmetic mean determined by the Agent (rounded upwards to the nearest 0.01%) of the rates per annum at which deposits in Euro are offered by the three (3) leading banks in the euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the day that is two (2) TARGET Settlement Days preceding the first day of such Interest Period to other leading banks in the euro-zone interbank market rate at which deposits in Euro are offered, adjusted for reserves, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         Euro or e. The euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

         Euro Equivalent. On any particular date, with respect to any amount denominated in Euros, such amount in Euros, and with respect to any amount denominated in currency other than Euros, the amount (as conclusively ascertained by the Agent absent manifest error) of Euros which could be purchased by the Agent (in accordance with its normal banking practices) in the London foreign currency deposit market with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

         Eurocurrency Interbank Market. Any lawful recognized market in which deposits of the relevant Optional Currencies are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted.

         Eurocurrency Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurocurrency Rate Loans.

         Eurocurrency Rate. With respect to amounts denominated in Euros, the EURIBOR Rate, with respect to amounts denominated in Dollars, the LIBOR Rate, and with respect to amounts denominated in any Optional Currency other than Dollars, the International Eurocurrency Rate.

         Eurocurrency Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurocurrency Rate.

         Eurocurrency Reserve Rate. For any day with respect to a Eurocurrency Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Event of Default. See Section 13.1.

         Extension Date. November 10, 2003 and thereafter the date which is the then existing Revolving Credit Loan Maturity Date.

         Factoring Arrangement. That certain arrangement by and among the Belgian Coordination Center, the Borrower and certain of its Subsidiaries pursuant to which the Borrower or any such Subsidiary sells to the Belgian Coordination Center certain of its accounts receivable, all pursuant to the terms set forth in Annex 1 to the Financial Services Agreement.

         Fee Letter. The Fee Letter dated on or prior to the Closing Date among the Agent, the Documentation Agent and the Borrower, as the same may be amended, restated, supplemented and modified from time to time with the written consent of the parties thereto.

         Financial Services Agreement. That certain Intra-Group Financial Services Agreement dated as of February 1, 2000 among the Belgian Coordination Center, Cabot B.V. and certain other parties thereto, as amended from time to time with the consent of the Banks.

         Fleet. Fleet National Bank, a national banking association, in its individual capacity.

         generally accepted accounting principles. (a) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Hazardous Substances. See Section 7.18.

         Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

                  (a) every obligation of such Person for money borrowed,

                  (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

                  (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

                  (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue for more than ninety (90) days or which are being contested in good faith),

                  (e) every obligation of such Person under any Capitalized
         Lease,

                  (f) every obligation of such Person under any lease (a "Synthetic Lease") treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes,

                  (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due (other than the sale by the Borrower or any Subsidiary of its receivables that are sold without recourse to the Borrower or such Subsidiary under the Factoring Arrangements), (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

                  (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

                  (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),

                  (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

                  (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

         The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

         Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

         Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

         Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                  (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                  (c) if the Borrower shall fail to give notice as provided in
         Section 2.7, (i) for Revolving Credit Loans denominated in Euros, the Borrower shall be deemed to have requested a continuation of such Revolving Credit Loan as such on the last day of the then current Interest Period with respect thereto for an Interest Period of one (1) month; (ii) for Revolving Credit Loans denominated in Dollars, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto and (iii) for Revolving Credit Loans denominated in an Optional Currency other than Dollars, the Borrower shall repay such Revolving Credit Loan on the last day of the then current Interest Period with respect thereto;

                  (d) any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (e) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

         International Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan denominated in any Optional Currency other than Dollars, the rate of interest equal to (a) the applicable British Bankers' Association Interest Settlement Rate for deposits in the applicable Optional Currency appearing on Reuters Screen FRBD or the applicable Reuters Screen for such Optional Currency as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided, however, (i) if Reuters Screen FRBD or the applicable Reuters Screen for such Optional Currency is not available to the Agent for any reason, the applicable International Eurocurrency Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in the applicable Optional Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available, the applicable International Eurocurrency Rate for the relevant Interest Period shall be the rate determined by the Agent to be the rate at which Fleet offers to place deposits in the applicable Optional Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Fleet's relevant Eurocurrency Rate Loan and having a maturity equal to such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         International Standby Practices. With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under clause (k) of Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         Letter of Credit. See Section 4.1.1.

         Letter of Credit Application. See Section 4.1.1.

         Letter of Credit Fee. See Section 4.6.

         Letter of Credit Participation. See Section 4.1.4.

         LIBOR Rate. For any Interest Period with respect to a Eurocurrency Rate Loan denominated in Dollars, the rate of interest equal to (a) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         Loan Documents. This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the Security Documents.

         Loan Request. See Section 2.6.

         Majority Banks. As of any date, (a) if there are only two (2) Bank, all of the Banks and (b) if there are more than two (2) Banks, the Banks holding at least 50.1% of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least 50.1% of the Total Commitment.

         Material Adverse Effect. A material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower individually, or the Borrower and its Subsidiaries, taken as a whole; (b) the rights and remedies of the Agent or any Bank under the Loan Documents; or (c) the ability of the Borrower or any Subsidiary to perform its obligations under any of the Loan Documents.

         Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

         Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Net Worth. With respect to any Person, the excess of Total Assets of such Person over Total Liabilities of such Person (but excluding any adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52 and 133), and less the sum of:

                  (a) all amounts representing any write-up in the book value of any assets of the Person and its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

                  (b) to the extent otherwise includable in the computation of Net Worth, any subscriptions receivable.

         Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Banks, the Agent and the Documentation Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

         OC Notice. See Section 2.9.1. hereof.

         Optional Currency. Any currency other than Euros which is freely convertible into Euros and which is traded on any recognized Eurocurrency Interbank Market selected by the Agent in good faith; provided, however, in the event the Borrower requests an Optional Currency other than the Dutch guilders or Dollars, such request for such other Optional Currency shall be subject to the consent of all the Banks.

         outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

         Overnight Rate. For any day, (a) as to Revolving Credit Loans denominated in Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Agent to major banks in the London interbank market, (b) as to Revolving Credit Loans denominated in Dollars, the weighted average interest rate paid by the Agent for federal funds acquired by the Agent, and (c) as to Revolving Credit Loans denominated in an Optional Currency other than Dollars, the rate of interest per annum at which overnight deposits in the applicable Optional Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Agent to major banks in the London interbank market.

         PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

         Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2.

         Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Pro-Forma Goodwill. As at the relevant date of determination, the sum of (a) with respect to the acquisition by the Borrower of the capital stock of Cabot Canada Ltd., the excess of (i) the agreed upon consideration for such capital stock as set forth in the relevant stock purchase agreement relating thereto over (ii) the Net Worth of Cabot Canada Ltd. as of September 30, 2000; plus (b) with respect to the acquisition by the Borrower of the capital stock of Cabot B.V., the excess of (i) the agreed upon consideration for such capital stock as set forth in the relevant stock purchase agreement relating thereto over (ii) the Net Worth of Cabot B.V. as of September 30, 2000; plus (c) with respect to any future acquisition by Cabot Canada Ltd. of the capital stock of any other Person which is permitted by the terms of this Credit Agreement, the excess of (i) the agreed upon consideration for such capital stock as set forth in the relevant stock purchase agreement relating thereto over (ii) the Net Worth of such entity as of the date of the consummation of such purchase.

         Rate of Exchange. See Section 2.9.2. hereof.

         RCRA.  As defined in the definition of "Environmental Laws".

         Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

         Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

         Reference Period. The period of (a) four (4) consecutive fiscal quarters of the Borrower ending on the relevant date or (b) until four (4) full fiscal quarters of the Borrower have elapsed after September 30, 2000, such shorter period of one, two or three full fiscal quarters elapsed since September 30, 2000 with the relevant amount applicable to such shorter period annualized for the period of four (4) consecutive fiscal quarters for which the applicable covenant or test calculation is being performed by multiplying such relevant amount by a fraction whose numerator is four (4) and whose denominator is the actual number of elapsed full fiscal quarters.

         Register. See Section 19.3.

         Reimbursement Obligation. The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in Section 4.2.

         Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution or (b) payment or prepayment by the Borrower or any Subsidiary to any shareholder of Cabot Corporation.

         Revolving Credit Loan Maturity Date. November 10, 2003, unless extended in accordance with Section 2.10, and then such date as set forth in such extension notice.

         Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

         Revolving Credit Notes. See Section 2.4.

         Same Day Funds. With respect to disbursements and payments in (a) Euros, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros, (b) Dollars, immediately available funds, and (c) any other Optional Currency other than Dollars, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Optional Currency.

         SARA.  As defined in the definition of "Environmental Law".

         Section 20 Subsidiary. A Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

         Security Documents. The Stock Pledge Agreements and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

         Stock Pledge Agreements. Collectively, (a) the Securities Pledge Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Banks and the Agent; and (b) the Share Pledge Agreement dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Banks and the Agent.

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         TARGET Settlement Date. Any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

         Total Assets. The sum of (a) all assets of any Person and its Subsidiaries determined in accordance with generally accepted accounting principles, plus (b) without duplication, all assets leased by any Person or any of its Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been an asset on its balance sheet had the synthetic lease been treated for accounting purposes as a Capitalized Lease, plus (c) without duplication, all sold receivables referred to in clause (g) of the definition of the term "Indebtedness" to the extent that such receivables would have been a balance sheet asset had they not been sold.

         Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

         Total Funded Indebtedness. All Indebtedness of the Borrower and its Subsidiaries (whether or not contingent) for borrowed money, purchase money Indebtedness and with respect to Capitalized Leases and Synthetic Lease, determined on a consolidated basis in accordance with generally accepted accounting principles.

         Total Liabilities. All liabilities of any Person and its Subsidiaries determined in accordance with generally accepted accounting principles and classified as such on the balance sheet of any Person and its Subsidiaries and all other Indebtedness of any Person and its Subsidiaries, whether or not so classified.

         Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

         Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, Section 4.2.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         1.2.  RULES OF INTERPRETATION.

                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law.

                  (d) A reference to any Person includes its permitted successors and permitted assigns.

                  (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                  (f) The words "include", "includes" and "including" are not limiting.

                  (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                  (h) Reference to a particular "Section" refers to that section of this Credit Agreement unless otherwise indicated.

                  (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                  (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

                  (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

                  (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent's or any Bank's involvement in the preparation of such documents.

                        2. THE REVOLVING CREDIT FACILITY.

         2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums, in Euros or at the Borrower's option from time to time, subject to
Section 2.9 hereof, in an Optional Currency, as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the Euro Equivalent of the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in
Section 11 and Section 12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request. Each Base Rate Loan shall be denominated in Dollars, and each Eurocurrency Rate Loan shall be denominated in Euros or, subject to Section 2.9 hereof, in an Optional Currency.

         2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of .40 of one percent (.40%) per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitments shall terminate.

         2.3. REDUCTION OF TOTAL COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by E10,000,000 or an integral multiple of E1,000,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

         2.4. THE REVOLVING CREDIT NOTES. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

         2.5. INTEREST ON REVOLVING CREDIT LOANS. Except as otherwise provided in Section 5.11,

                  (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest

         Period with respect thereto at the rate of one half of one percent (1/2%) per annum above the Base Rate.

                  (b) Each Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one and one tenth of one percent (1.10%) per annum above the Eurocurrency Rate determined for such Interest Period.

                  (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto. Interest on the Revolving Credit Loans calculated by reference to the Base Rate shall be payable in Dollars, and interest on the Revolving Credit Loans calculated by reference to the Eurocurrency Rate shall be payable in Euros or in the applicable Optional Currency in which the underlying Revolving Credit Loan was made, as the case may be.

         2.6. REQUESTS FOR REVOLVING CREDIT LOANS. The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no later than (a) 11:00 a.m. (Nassau, Bahamas time) five (5) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan to be denominated in Euros; (b) 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan; (c) 11:00 a.m. (Nassau, Bahamas time) three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan to be denominated in Dollars; and
(d) 11:00 a.m. (Nassau, Bahamas time) five (5) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan to be denominated in an Optional Currency other than Dollars, provided, that any notice requesting a Revolving Credit Loan be made in an Optional Currency must comply with the requirements of this Section 2.6 and the requirements of an OC Notice pursuant to Section 2.9.1. Each such notice shall specify (a) the principal amount of the Revolving Credit Loan requested, stated in either Euros, or, subject to Section
2.9 hereof, in an Optional Currency, (b) the proposed Drawdown Date of such Revolving Credit Loan, (c) the Interest Period for such Revolving Credit Loan, and (d) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of e10,000,000 (or the Euro Equivalent thereof if requested on an Optional Currency) or an integral multiple of e1,000,000 in excess thereof.

         2.7.  CONVERSION OPTIONS.

                  2.7.1. CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan denominated in Dollars to a Revolving Credit Loan of another Type denominated in Dollars, provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and
         (d) no Revolving Credit Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of E10,000,000 (or the Euro Equivalent thereof if requested on an Optional Currency) or a whole multiple thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrower.

                  2.7.2. CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7.1; provided that as to any Eurocurrency Rate Loans denominated in Dollars, no such Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then (a) as to Eurocurrency Rate Loans denominated in Euros or Dutch guilders, such Eurocurrency Rate Loans shall be automatically continued as such on the last day of the first Interest Period relating thereto for a one (1) month Interest Period;
         (b) as to Eurocurrency Rate Loans denominated in Dollars, such Eurocurrency Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto, and
         (c) as to Eurocurrency Rate Loans denominated in any other Optional Currency, such Eurocurrency Rate Loans shall be repaid on the last day of the Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this
         Section 2.7 is scheduled to occur.

                  2.7.3. EUROCURRENCY RATE LOANS. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than E10,000,000 or a whole multiple of E1,000,000 in excess thereof. In addition, there shall not be more than four (4) Eurocurrency Rate Loans or Base Rate Loans outstanding at any one time.

         2.8.  FUNDS FOR REVOLVING CREDIT LOAN.

                  2.8.1. FUNDING PROCEDURES. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's Funding Office, in Same Day Funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Section 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

                  2.8.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

         2.9.  OPTIONAL CURRENCY.

                  2.9.1. REQUEST FOR OPTIONAL CURRENCY. Subject to the limitations set forth in Section 2.1, the Borrower may, upon at least five (5) Business Days' notice to the Agent (or, in the case of a request for a Dollar denominated Revolving Credit Loan, by not later than 11:00 a.m. (Nassau, Bahamas time) on the proposed Drawdown Date thereof) (an "OC Notice"), request that one or more Revolving Credit Loans be made as Eurocurrency Rate Loans in an Optional Currency, provided that any Revolving Credit Loan proposed to be made under this
         Section 2.9.1 shall be in an amount not less than E10,000,000, or a greater amount which is an integral multiple of E1,000,000, or the Euro Equivalent in an Optional Currency. Each OC Notice requesting a Revolving Credit Loan in an Optional Currency shall be by telephone, telex, telecopy or cable (in each case confirmed in writing by the Borrower), specifying (a) the amount of the Revolving Credit Loan to be made, (b) the requested date of the proposed borrowing, (c) the requested currency in which the Revolving Credit Loan is to be made,
         (d) the initial Interest Period for the Revolving Credit Loan to be borrowed, and (e) the Borrower's account with the Agent, or, in the case of an Optional Currency which is the legal tender of a country in which the Agent has no office, with another depository specified by the Borrower in such country, to which payment of the proceeds of such Revolving Credit Loan is to be made. If any Bank, on or prior to the second Business Day preceding the first day of any Interest Period for which an OC Notice has been delivered requesting a Revolving Credit Loan in an Optional Currency or on any funding date, determines (which determination shall be conclusive) that the Optional Currency is not freely transferable and convertible into Euros or that it will be impracticable for such Bank to fund the Revolving Credit Loan in such Optional Currency, then such Bank shall so notify Agent, which notification shall be given immediately by the Agent to the Borrower, and such Bank's portion of the requested Revolving Credit Loan shall, notwithstanding any contrary election by the Borrower or any other provisions hereof, be denominated in Euros as a Eurocurrency Rate Loan with a one month Interest Period. In the event that the Borrower repays such portion of a Revolving Credit Loan denominated in Euros as a Eurocurrency Rate Loan, in accordance with Section 3.3 hereof and such repayment results in Revolving Credit Loans outstanding that are not pro rata in accordance with the Commitment Percentages, then all subsequent principal repayments denominated in the Optional Currency which the applicable Bank did not advance shall be made by the Borrower to the Agent for the respective accounts of such Banks other than such Bank on a pro rata basis until such time as the Revolving Credit Loans are outstanding on a pro rata basis. Subject to the foregoing and to the satisfaction of the terms and conditions of Sections 11 and 12, each Revolving Credit Loan requested to be made in an Optional Currency will be made on the date specified therefor in the OC Notice, in the currency requested in the OC Notice and, upon being so made, will have the Interest Period requested in the OC Notice.

                  2.9.2. EXCHANGE RATE. For purposes of this Credit Agreement the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent by its normal banking practices, absent manifest error) in the first currency which is or could be purchased by the Agent (in accordance with normal banking practices) with such specified amount in the second currency in any recognized Eurocurrency Interbank Market selected by the Agent in good faith for delivery on such date at the spot rate of exchange prevailing at 10:00 A.M. (London time) (or as soon thereafter as practicable) on such date (such amount described in this Section 2.9.2, the "Rate of Exchange").

                  2.9.3. DENOMINATIONS. In the event that any portion of the funds available under the terms of this Credit Agreement is denominated in an Optional Currency, the Euro Equivalent of such portion of the funds shall be calculated pursuant to Section 2.9.2 above. The amount so determined shall then be added to the amount already outstanding in Euros for the purpose of determining the remaining availability of funds under Section 2.1 and Section 2.9.1 hereof and any required repayments under the following Section 2.9.4.

                  2.9.4. REPAYMENT. If at any time prior to the Revolving Credit Loan Maturity Date, the Euro Equivalent of the aggregate principal amount outstanding of all Revolving Credit Loans, Unpaid Reimbursement Obligations and the Maximum Drawing Amount hereunder on the last day of any calendar quarter shall exceed the Total Commitment by more than five percent (5%) as a result of fluctuations in respective conversion rates, the Borrower shall pay or cause to be paid immediately, upon demand made by the Agent, such amounts as are sufficient to eliminate such excess and to reduce the aggregate principal amount outstanding to the Euro Equivalent of the Total Commitment. In the event there are any Revolving Credit Loans outstanding which are denominated in an Optional Currency, the Agent shall provide the Banks and the Borrower with calculations on the last day of each calendar quarter that such Revolving Credit Loans are outstanding as to the Euro Equivalents of such Revolving Credit Loans.

                  2.9.5. FUNDING. Each Bank may make any Eurocurrency Rate Loan denominated in an Optional Currency by causing any of its domestic or foreign branches or foreign affiliates to make such Eurocurrency Rate Loan (whether or not such branch or affiliate is named as a lending office on the signature pages hereof); provided that in such event the obligation of the Borrower to repay such Eurocurrency Rate Loan shall nevertheless be to such Bank and shall, for all purposes of this Credit Agreement (including without limitation for purposes of the definition of the term "Majority Banks") be deemed made by such Bank, to the extent of such Eurocurrency Rate Loan, for the account of such branch or affiliate.

         2.10. EXTENSION OF REVOLVING CREDIT LOAN MATURITY DATE. The Total Commitment shall terminate and all Revolving Credit Loans shall become finally due and payable on the Revolving Credit Loan Maturity Date, provided, however, that such Total Commitment and Revolving Credit Loan Maturity Date may be extended for such time as the Borrower may request in writing, as provided in this Section 2.10 and at each Bank's sole discretion, upon the written request of the Borrower. A written request, if any, for the extension of the then current Revolving Credit Loan Maturity Date shall be given by the Borrower to the Agent and the Banks not less than ninety
(90) days prior to the Extension Date and shall provide the Banks with a request for specific extension time. Except as expressly provided in this Section 2.10, no extension of the then current Revolving Credit Loan Maturity Date pursuant to this Section 2.10 shall be effective unless all of the Banks shall have approved such extension by written notice to the Agent. If on or prior to sixty (60) days prior to the applicable Extension Date, all of the Banks consent to such extension by written notice to the Agent, the Revolving Credit Loan Maturity Date automatically shall be extended to that date which has been requested by the Borrower in its written request to the Banks. If on or prior to sixty (60) days prior to the Extension Date, any Bank (a "Declining Bank") shall have objected to such requested extension by written notice to the Agent or shall not have delivered the written notice to the Agent consenting to such requested extension, then the Borrower may on or prior to thirty (30) days prior to such Extension Date, replace such Bank in accordance with the provisions of
Section 5.12 hereof with a Replacement Bank (as defined in Section 5.12) which consents to the requested extension of the Revolving Credit Loan Maturity Date, in which case the Replacement Bank shall become a Bank party hereto effective no later than such Extension Date, the Total Commitment and the Revolving Credit Loan Maturity Date automatically shall be extended to that date which has been requested by the Borrower in its written request to the Banks. In the event that the Borrower is unable to obtain such a Replacement Bank, no later than thirty
(30) days prior to the Extension Date the Borrower may deliver to the Agent a written request that each Bank other than the Declining Bank (collectively, the "Remaining Banks") agree to such requested extension, to the reduction of the Total Commitment to reflect the elimination of the Declining Bank's Commitment and to the recalculation of the Remaining Banks' Commitment Percentages to reflect such elimination of the Declining Bank. Upon receipt of such a request, the Agent shall promptly deliver to the Remaining Banks a written notice stating the proposed reduced Total Commitment and each Remaining Bank's proposed recalculated Commitment Percentage. No later than the Extension Date, each Remaining Bank shall give written notice to the Borrower and the Agent accepting or rejecting such proposed reduced Total Commitment and recalculated Commitment Percentages. In the event that all of the Remaining Banks so consent, the Total Commitment and the Revolving Credit Loan Maturity Date automatically shall be extended to that date which has been requested by the Borrower in its written request to the Banks, the Total Commitment shall be reduced by the amount of the Declining Bank's Commitment, all amounts payable hereunder to the Declining Bank shall be paid in full, the Commitment of the Declining Bank shall be eliminated and each Remaining Bank's Commitment Percentage shall be recalculated as provided in this Section 2.10, in each case effective as of such Extension Date. In the event that the Borrower fails to obtain a Replacement Bank or any Remaining Bank fails to so consent, no extension of the Total Commitment and no extension of the then current Revolving Credit Loan Maturity Date, and no adjustments to the Total Commitment or Commitment Percentages, shall occur.

                   3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

         3.1. MATURITY. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

         3.2. MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Section 4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

         3.3. OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this Section 3.3 on any day other than the last day of the Interest Period relating thereto shall be subject to the provisions of Section 5.10. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least one (1) Business Days prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, five
(5) Business Days notice of any proposed prepayment pursuant to this Section 3.3 of Eurocurrency Rate Loans denominated in Euros, three (3) Business Days notice of any proposed prepayment pursuant to this Section 3.3 of Eurocurrency Rate Loans denominated in Dollars, and five (5) Business Days notice of any proposed prepayment pursuant to this Section 3.3 of Eurocurrency Rate Loans denominated in an Optional Currency other than Dollars, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of E10,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurocurrency Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

                              4. LETTERS OF CREDIT.

         4.1.  LETTER OF CREDIT COMMITMENTS.

                  4.1.1. COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in
         Section 5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed E10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the Euro Equivalent of the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment.

                  4.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

                  4.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, (b) have an expiry date no later than one year from the date of issuance of such Letter of Credit, and (c) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices.

                  4.1.4. REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 4.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

                  4.1.5. PARTICIPATIONS OF BANKS. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under Section 4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.

         4.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

                  (a) except as otherwise expressly provided in Section 4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

                  (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

                  (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Funding Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 5.11 for overdue principal on the Revolving Credit Loans.

         4.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Funding Office, in Same Day Funds, such Bank's Commitment Percentage of such

Unpaid Reimbursement Obligation, together with an amount equal to the product of
(a) the average, computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         4.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this
Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Agent's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

         4.5. LETTER OF CREDIT FEE. The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit pay a fee (in each case, a "Letter of Credit Fee") to the Agent in respect of each Letter of Credit an amount equal to one and one quarter of one percent (1-1/4%) per annum of the face amount of such Letter of Credit, of which an amount equal to .15% per annum of the face amount of such standby Letter of Credit shall be for the account of the Agent, as a fronting fee, and the balance of which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent's own account, at such other time or times as such charges are customarily made by the Agent, the Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

                         5. CERTAIN GENERAL PROVISIONS.

         5.1. CLOSING FEES TO AGENT. The Borrower agrees to pay to the Agent, for its own account, on the Closing Date a closing fee in the amount and at the times specified in the Fee Letter.

         5.2. CLOSING FEE TO DOCUMENTATION AGENT. The Borrower agrees to pay to the Documentation Agent, for its own account, on the Closing Date a closing fee in the amount and at the time specified in the Fee Letter.

         5.3.  FUNDS FOR PAYMENTS.

                  5.3.1. PAYMENTS TO AGENT. All payments of principal and interest on Revolving Credit Loans made to the Borrower which are denominated in Euros, and all Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Agent in Euros (or, for Letters of Credit issued in Dollars, such Letter of Credit Fees shall be payable in Dollars), for the respective accounts of the Banks and the Agent, at the Agent's Funding Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in Same Day Funds. All payments of principal and interest on Revolving Credit Loans made to the Borrower which are denominated in an Optional Currency and all other fees hereunder by any local branch or affiliate of any Bank or the Agent located outside of the United States shall be made by the Borrower to the Agent in the currency of such Revolving Credit Loan, at or prior to 11:00 a.m. local time on any payment date, in Same Day Funds, for the account of the Agent and the Banks, at a depository designated by the Agent in the country in which such Optional Currency is legal tender. Each payment in respect of any Revolving Credit Loan made by the Borrower shall be made in the same currency in which such Revolving Credit Loan was made unless otherwise agreed by the Banks.

                  5.3.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

         5.4. COMPUTATIONS. All computations of interest on the Eurocurrency Rate Loans and of commitment fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on the Base Rate Loans shall, unless otherwise expressly provided herein, be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

         5.5. INABILITY TO DETERMINE EUROCURRENCY RATE. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Agent shall determine or be notified by the Majority Banks that (a) adequate and reasonable methods do not exist for ascertaining the EURIBOR Rate, the LIBOR Rate or the International Eurocurrency Rate, as the case may be, that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period or deposits of Euros or the relevant Optional Currency, as the case may be, in the relevant Interest Period are not available to the Agent or the Banks in any Eurocurrency Interbank Market, or (b) the EURIBOR Rate, the LIBOR Rate or the International Eurocurrency Rate, as the case may be, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Banks of making or maintaining their Eurocurrency Rate Loans during such period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and, in the case of Revolving Credit Loans denominated in Dollars, shall be deemed a request for Base Rate Loans to be denominated in Dollars, and in the case of any Eurocurrency Rate Loan denominated in Euro or in any Optional Currency other than Dollars, shall be withdrawn, (b) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, if denominated in Dollars become a Base Rate Loan and if denominated in Euros or in an Optional Currency other than Dollars, be repaid, and (c) the obligations of the Banks to make Eurocurrency Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

         5.6. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurocurrency Rate Loans or perform its obligations in respect of any Eurocurrency Rate Loans in an Optional Currency or Currencies, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurocurrency Rate Loans or convert Revolving Credit Loans of another Type to Eurocurrency Rate Loans shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurocurrency Rate Loans and denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law and the Eurocurrency Rate Loans then outstanding and denominated in Euros or in an Optional Currency other than Dollars, if any, shall be repaid on the last day of each Interest Period applicable to such Eurocurrency Rate Loan or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 5.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

         5.7. ADDITIONAL COSTS, ETC. If any change in any present applicable law, or if any future applicable law (or change in such future law), which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                  (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

                  (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

                  (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

                  (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

                           (i) to increase the cost to any Bank of making,
                  funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment or any Letter of Credit, or

                           (ii) to reduce the amount of principal, interest,
                  Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

                           (iii) to require such Bank or the Agent to make any
                  payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum, provided that the Borrower shall not be liable to any Bank or the Agent for costs incurred more than ninety (90) days prior to receipt by the Borrower of such demand for payment from such Bank or, as the case may be, the Agent, unless such costs were incurred prior to such ninety (90) day period as a result of such present or future applicable law being retroactive to a date which occurred prior to such ninety (90) day period and such Bank or, as the case may be, the Agent, has given notice to the Borrower of the effectiveness of such law within ninety (90) days after the effective date thereof.

         5.8. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty
(30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation, provided that the Borrower shall not be liable to any Bank or the Agent for costs incurred more than ninety (90) days prior to receipt by the Borrower of the notice referred to in the immediately preceding sentence from such Bank or the Agent, as the case may be. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

         5.9. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Section 5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         5.10. INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request) or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (c) the making of any payment of a Eurocurrency Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

         5.11.  INTEREST AFTER DEFAULT.

                  5.11.1. OVERDUE AMOUNTS. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the EURIBOR Rate until such amount shall be paid in full (after as well as before judgment).

                  5.11.2. AMOUNTS NOT OVERDUE. During the continuance of an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Banks pursuant to Section 26, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to Section 2.5 and
         (b) the rate of interest applicable to overdue principal pursuant to
         Section 5.11.1.

         5.12. REPLACEMENT OF BANKS. Within thirty (30) days after (a) any Bank has demanded compensation from the Borrower pursuant to Sections 5.7 or
5.8 hereof, or (b) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall have become unlawful for such Bank to make a Eurocurrency Rate Loan on any Drawdown Date, as described in Section 5.6 hereof, or at the time set forth in Section 2.10 (any such Bank described in the foregoing is hereinafter referred to as an "Affected Bank"), the Borrower may request that the other Banks (collectively, the "Non-Affected Banks") acquire all, but not less than all, of the Affected Bank's Commitment or may designate a replacement bank or banks, which must be an Eligible Assignee and which also must be reasonably acceptable to the Agent, to acquire and assume all or any portion of the outstanding Revolving Credit Loans and Commitment of the Affected Bank (the "Replacement Bank"). If the Borrower so requests the Non-Affected Banks to acquire all or a portion of the Affected Bank's Commitment, the Non-Affected Banks may elect to acquire all or any portion of the Affected Banks outstanding Revolving Credit Loans and to assume all or any portion of the Affected Bank's Commitment. In addition, the Replacement Bank may acquire and assume that portion of the outstanding Revolving Credit Loans and Commitments of the Affected Bank not otherwise acquired or assumed by the Non-Affected Banks (provided, the Borrower shall have no obligation to offer any portion of the outstanding Revolving Credit Loans and Commitments of the Affected Bank to the Non-Affected Banks prior to making any offer to a Replacement Bank). The provisions of Section 19 hereof shall apply to all reallocations pursuant to this Section 5.12, and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of Section 19 hereof, such Assignments and Acceptances and other instruments, including, without limitation, the Revolving Credit Notes, as are required pursuant to Section 19 hereof to give effect to such reallocations. On the effective date of the applicable Assignment and Acceptance, the Borrower shall pay to the Affected Bank all interest accrued on its Revolving Credit Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date.

         5.13.  CURRENCY MATTERS.

                  5.13.1. CURRENCY OF ACCOUNT. Euros are the currency of account and payment for each and every sum at any time due from the Borrower hereunder; provided that:

                  (a) except as expressly provided in this Credit Agreement, each repayment of a Revolving Credit Loan, Unpaid Reimbursement Obligation or a part thereof shall be made in the currency in which such Revolving Credit Loan or Unpaid Reimbursement Obligation is denominated at the time of that repayment;

                  (b) each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

                  (c) each payment of Letter of Credit Fees and the commitment fees shall be in Euros (or, in the case of Letters of Credit denominated in Dollars, in Dollars);

                  (d) each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and

                  (e) any amount expressed to be payable in a currency other than Euros shall be paid in that other currency.

                  No payment to the Agent or any Bank (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Agent or such Bank shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, the Borrower shall indemnify and hold harmless the Agent or such Bank, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Credit Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

                  5.13.2. CURRENCY FLUCTUATIONS.

                  (a) Not later than 1:00 p.m. (Boston time) on the last Business Day of each calendar quarter (the "Calculation Date"), the Agent shall determine the Euro Equivalent as of such date. The Euro Equivalent so determined shall become effective on the first Business Day immediately following such determination (a "Reset Date") and shall remain effective until the next succeeding Reset Date.

                  (b) If, on any Reset Date and on the Revolving Credit Loan Maturity Date the Euro Equivalent of the aggregate outstanding amount of all Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment by more than five percent (5%) for three (3) or more consecutive Business Days (but only as to the Reset Date), then the Borrower shall repay or prepay the Revolving Credit Loans in accordance with this Credit Agreement in an aggregate principal amount such that, after giving effect thereto, the aggregate outstanding amount (expressed in Euros) of all Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations no longer exceeds the Total Commitment (expressed in Euros).

         5.14. NEW CURRENCY. If, after the making of any Revolving Credit Loan in any Optional Currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Optional Currency, as application, with the result that different types of such Optional Currency (the "New Currency") are introduced and the type of currency in which the Revolving Credit Loan was made (the "Original Currency") no longer exists or the Borrower is not able to make payment to the Agent for the account of the Banks in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall be made to the Agent in such amount and such type of the New Currency or Euros as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section 5.14, if, after the making of any Revolving Credit Loan in any Optional Currency, the Borrower is not able to make payment to the Agent for the account of the Banks in the type of currency in which such Revolving Credit Loan was made because of the imposition of any such currency control or exchange regulation, then such Revolving Credit Loan shall instead be repaid when due in Euros in a principal amount equal to the Euro Equivalent (as of the date of repayment) of such Revolving Credit Loan.

         5.15. LENDING OFFICE. Each Revolving Credit Loan made by any Bank in an Optional Currency, and each payment by the Borrower in respect thereof, shall be made by, or, as the case may be, for the account of, such applicable lending office of the Agent as the Agent shall designate.

                             6. COLLATERAL SECURITY.

         The Obligations shall be secured by a perfected first priority security interest or the analogous type of security interest pursuant to the laws of the applicable foreign jurisdiction (subject only to Permitted Liens entitled to priority under applicable law) in sixty six percent (66%) of the capital stock of each direct Subsidiary of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

                       7. REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Banks and the Agent as follows:

         7.1.  CORPORATE AUTHORITY.

                  7.1.1. INCORPORATION; GOOD STANDING. Each of the Borrower and its Subsidiaries (a) is a corporation, limited liability company or similar business entity duly organized, validly existing and in good standing under the laws of its state or country of incorporation or formation, (b) has all requisite corporate or similar power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, limited liability company or similar business entity and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or such Subsidiary.

                  7.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate or similar authority of such Person, (b) have been duly authorized by all necessary proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries, (d) require any waivers, consents or approvals by any of such Person's creditors which have not been obtained, (e) do not require any consents or approvals by any of such Person's shareholders (except such as will be duly obtained on or prior to the date hereof and will be in full force and effect on and as of such dates) and (f) do not conflict with any provision of the corporate charter, memorandum and articles of association, bylaws or similar organizational documents of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

                  7.1.3. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         7.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (including but not limited to the making by the Borrower of the borrowings contemplated by this Credit Agreement or the obtaining of the Letters of Credit) do not require the approval, consent, order, authorization or license by, or giving notice to, or taking of any other action with respect to or filing with, any governmental agency or authority of any jurisdiction, or other fiscal, monetary or other authority under any provision of any laws or governmental rules, regulations, orders or decrees of any jurisdiction or the central bank of any jurisdiction or other fiscal, monetary or other authority under any provisions of any laws or governmental rules, regulations, orders or decrees of any jurisdiction applicable to or binding on any such Person other than those already obtained.

         7.3. TITLE TO PROPERTIES; LEASES. Except as indicated on Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

         7.4. FINANCIAL STATEMENTS, PROJECTIONS AND SOLVENCY.

                  7.4.1. FISCAL YEAR. The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on September 30 of each calendar year.

                  7.4.2. FINANCIAL STATEMENTS. There has been furnished to each of the Banks an unaudited consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2000, and an unaudited consolidated pro forma statement of income of the Borrower and its Subsidiaries as at September 30, 2000. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal period then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

                  7.4.3. PROJECTIONS. The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2001 to 2003 fiscal years, copies of which have been delivered to each Bank, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

                  7.4.4. SOLVENCY. The Borrower represents and warrants to the Agent and the Banks that the Borrower and its Subsidiaries, on a consolidated basis, both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents are "Solvent". As used herein

         "Solvent" means (a) the fair value of the assets of such Person exceeds its total liabilities, as determined in accordance with generally accepted accounting principles, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

         7.5. NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal period then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its Subsidiaries. Since the Balance Sheet Date, the Borrower has not made any Distributions.

         7.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

         7.7. LITIGATION. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         7.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower or any of its Subsidiaries.

         7.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or similar organization documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or could reasonably be expected to have a Material Adverse Effect.

         7.10. TAX STATUS. The Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject,
(b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         7.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         7.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         7.13. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, registration statement, security agreement, chattel mortgage, real estate mortgage, fixed charge, floating charge, legal charge, equitable mortgage, legal mortgage, pledge or the analogous type of security interest applicable in any foreign jurisdiction or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

         7.14. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect (or establish a comparable interest in the case of Collateral located outside of the United States of America) the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

         7.15. CERTAIN TRANSACTIONS. Except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         7.16. EMPLOYEE BENEFIT PLANS. To the extent the Borrower or any Subsidiary has any pension plans, Employee Benefit Plans, Guaranteed Pensions Plans (or any similar or analogous benefit or pension plans organized under the laws of any jurisdiction outside of the United States of America) of any kind or nature, neither the Borrower nor any Subsidiary (a) is in violation of any such plan, (b) has been notified that any plan is, or is at risk of, being insolvent or intends to or has been terminated or (c) has incurred any material liability (including secondary liability) to any Multiemployer Plan (or any similar or analogous plan organized under the laws of any jurisdiction outside of the United States of America).

         7.17.  USE OF PROCEEDS.

                  7.17.1. GENERAL. The proceeds of the Revolving Credit Loans shall be used to finance all or any portion of the purchase price for the capital stock of Cabot B.V. and for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

                  7.17.2. REGULATIONS U AND X. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                  7.17.3. INELIGIBLE SECURITIES. No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary.

         7.18. ENVIRONMENTAL COMPLIANCE. The Borrower and each of its Subsidiaries have taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that except as set forth on Schedule 7.18 hereto,
(a) the Borrower and each Subsidiary is in compliance in all material respects with all Environmental Laws; (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances and which could reasonably be expected to have a Material Adverse Effect; and (c) none of the Borrower and its Subsidiaries or any of the other Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

         7.19. SUBSIDIARIES, ETC. Schedule 7.19(a) (as updated from time to time pursuant to the requirements of Section 8.11 hereof) sets forth the Subsidiaries of the Borrower. Except as set forth on Schedule 7.19(b) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

         7.20. CHIEF EXECUTIVE OFFICE. The Borrower's chief executive office is at P.O. Box 1009, 3180 AA Rozenburg, The Netherlands, at which location its books and records are kept.

         7.21. DISCLOSURE. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of the Borrower or any of its Subsidiaries, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

        7.22. CAPITALIZATION DOCUMENTS. The Borrower and each Subsidiary have delivered to the Agent true and complete copies of all of the Capitalization Documents and neither the Borrower nor any Subsidiary has amended any such documents in any material respects, except as may have been disclosed to, and consented to by, the Agent.

        7.23. NO FILING, RECORDING REQUIRED. Except as required pursuant to the Stock Pledge Agreements, no filing, recording or enrolling of this Credit Agreement or any other Loan Document is required to ensure the legality, validity, enforceability or admissibility in evidence of this Credit Agreement or any other Loan Document.

        7.24. NO WITHHOLDING. Neither the Borrower nor any Subsidiary is required by the laws of any jurisdiction to make any deduction or withholding of any nature whatsoever from any payment to be made by it hereunder unless disclosed in writing to the Agent and such deductions or withholdings are not, in the Agent's reasonable discretion, material. Neither this Credit Agreement nor any of the Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any jurisdiction.

                    8. AFFIRMATIVE COVENANTS OF THE BORROWER.

        The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

        8.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

        8.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office in The Netherlands, or at such other place in the Netherlands as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

        8.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers LLP or other independent certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Agent.

        8.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Banks:

               (a) as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, and, except for the fiscal year ending September 30, 2001, each setting forth in comparative form the figures for the previous fiscal year, and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and, as to the consolidated statements, certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by PricewaterhouseCoopers LLP or by other independent certified public accountants reasonably satisfactory to the Agent, together with a certification by the principal financial or accounting officer of the Borrower that, after reviewing the financial statements, they have obtained no knowledge of any Default or Event of Default;

               (b) as soon as practicable, but in any event not later than sixty
        (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

               (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit C hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

               (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

               (e) from time to time upon request of the Agent, projections of the Borrower and its Subsidiaries updating those projections delivered to the Banks and referred to in Section 7.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 8.4(e); and

               (f) from time to time such other financial data and information as the Agent or any Bank may reasonably request.

        8.5. NOTICES.

               8.5.1. DEFAULTS. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

               8.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower or any of its Subsidiaries, or the Agent's security interests pursuant to the Security Documents.

               8.5.3. NOTIFICATION OF CLAIM AGAINST COLLATERAL. The Borrower will, immediately upon becoming aware thereof, notify the Agent and each of the Banks in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject.

               8.5.4. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

        8.6. LEGAL EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

        8.7. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

        8.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

        8.9. INSPECTION OF PROPERTIES AND BOOKS, ETC.

               8.9.1. GENERAL. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request and, unless a Default or Event of Default shall have occurred and be continuing, shall be at the expense of the Banks conducting such visit and/or inspection. After the occurrence and during the continuation of any Default or Event of Default, all expenses associated with such visits and inspections shall be for the Borrower's account.

               8.9.2. APPRAISALS. No more frequently than once each calendar year, or more frequently as determined by the Agent if an Event of Default shall have occurred and be continuing, upon the request of the Agent, the Borrower will obtain and deliver to the Agent appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating the then current business value of each of the Borrower and its Subsidiaries. Unless a Default or Event of Default shall have occurred and be continuing, all such appraisals shall be at the expense of the Banks. After the occurrence and during the continuation of any Default or Event of Default, all expenses associated with such appraisals shall be for the Borrower's account.

               8.9.3. COMMUNICATIONS WITH ACCOUNTANTS. The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks, after the occurrence and during the continuation of any Default or Event of Default, if accompanied by the Borrower, to communicate directly with the Borrower's independent certified public accountants. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this
        Section 8.9.3.

        8.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, except where any such failure to so comply could not reasonably be expected to have a Material Adverse Effect, (b) the provisions of its charter (or similar formation) documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound, except where any such failure to so comply could not reasonably be expected to have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments, except where any such failure to so comply could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, promptly take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

        8.11. ADDITIONAL SUBSIDIARIES. If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, it will, immediately after such creation or acquisition, as the case may be, notify the Agent of such creation or acquisition, as the case may be, and provide the Agent with an updated Schedule 7.19(a) hereof and, to the extent any such Subsidiary is a direct Subsidiary of the Borrower, enter into additional Security Documents so as to grant to the Agent, for the benefit of the Agent and the Banks, a first priority (or comparable interest in the relevant jurisdiction) security interest in 66% of such Subsidiary's capital stock, together with such other documents, instruments and opinions as the Agent may reasonably request.

        8.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Revolving Credit Loans solely to finance all or any portion of the purchase price for the capital stock of Cabot B.V. and for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

        8.13. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                 9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

        The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of
Credit:

        9.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

               (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

               (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

               (c) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $1,000,000 at any one time;

               (d) Unsecured Indebtedness of (i) the Borrower to Cabot Corporation or any of its Subsidiaries which is not otherwise subordinated to the Obligations; (ii) any Subsidiary of the Borrower to Cabot Corporation or any of its Subsidiaries (other than the Borrower or its Subsidiaries); and (iii) the Borrower or any Subsidiary (including, without limitation, Indebtedness consisting of letters of credit) to any other Person (other than Cabot Corporation or any of its Subsidiaries) provided the aggregate amount of all such Indebtedness under this
        Section 9.1(d)(iii) does not exceed, in the aggregate, $15,000,000 outstanding at any time and provided, further, that the aggregate amount of all such Indebtedness under this Section 9.1(d) does not exceed, in the aggregate, $30,000,000 outstanding at any time;

               (e) Indebtedness of the Borrower to Cabot Corporation or any of its Subsidiaries, provided such Indebtedness shall be subordinated to all Obligations pursuant to subordination terms acceptable to the Agent in all respects;

               (f) Indebtedness of (i) a Subsidiary of the Borrower to the Borrower; (ii) Cabot B.V. to Cabot Canada Ltd.; and (iii) Cabot Canada Ltd. to Cabot B.V.;

               (g) Indebtedness of the Borrower to any of its Subsidiaries which is not otherwise subordinated to the Obligations, provided the aggregate amount of all such Indebtedness under this Section 9.1(g) does not exceed, in the aggregate, $15,000,000 outstanding at any time;

               (h) other Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted under this Section 9.1 which is consented to in writing by the Agent and the Banks.

        For the avoidance of doubt, to the extent any Indebtedness of the Borrower or any Subsidiary would be permitted by more than one of the paragraphs set forth above, the election as to which paragraphs such Indebtedness shall fall into shall be the decision of the Borrower.

        9.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any "receivables" as defined in clause (g) of the definition of the term "Indebtedness," with or without recourse, other than pursuant to the Factoring Arrangements; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

               (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

               (b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

               (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

               (d) liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

               (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

               (f) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

               (g) liens existing on the date hereof and listed on Schedule 9.2 hereto;

               (h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by
        Section 9.1(c), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and liens in favor of lessors under Capitalized Leases on assets subject to Capitalized Leases permitted by
        Section 9.1(c); and

               (i) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

        9.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

               (a) marketable direct or guaranteed obligations of the United States of America or any OECD country that mature within one (1) year from the date of purchase by the Borrower;

               (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000 or banks organized under the laws any OECD country and having total assets in excess of $10,000,000,000;

               (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof or any OECD country that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., and not less than "A 1" if rated by Standard and Poor's Rating Group;

               (d) Investments existing on the date hereof and listed on
        Schedule 9.3 hereto;

               (e) Investments (i) with respect to Indebtedness permitted by
        Section 9.1(e), Section 9.1(f) and Section 9.1(g); (ii) Investments by Cabot Canada Ltd. into Cabot B.V.; and (iii) Investments by Cabot B.V. into Cabot Canada Ltd.;

               (f) (i) Investments by the Borrower or any of its Subsidiaries into Cabot Corporation or any of its Subsidiaries (other than the Borrower or a Subsidiary of the Borrower) consisting of a loan to such Persons in an aggregate annual amount not to exceed the Borrower's Consolidated Net Income for such fiscal year, provided, such loan is consented to in writing by the Agent, is evidenced by a written demand promissory note containing terms acceptable to the Agent, and such note is pledged by the Borrower to the Agent, for the benefit of the Agent and the Banks, to secure the Obligations and (ii) Investments by the Borrower or any of its Subsidiaries in the Belgian Coordination Center consisting of either the Factoring Arrangement or the Cash Management Arrangements so long as the aggregate amount of such Investments does not exceed $20,000,000 outstanding at any time; and

               (g) Investments by the Borrower or any of its Subsidiaries not otherwise permitted by this Section 9.3 which have been consented to in writing by the Agent and the Banks.

        9.4. RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries will make any Restricted Payments without the Agent's and the Banks' prior written consent, provided, however, any Subsidiary of the Borrower shall be permitted to make a Restricted Payment to its direct corporate parent or to the Borrower.

        9.5. MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

               9.5.1. MERGERS AND ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition other than (a) the acquisition of assets in the ordinary course of business consistent with past practices; (b) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (c) the merger or consolidation of two or more Subsidiaries of the Borrower; and (d) other acquisitions agreed to in writing by the Agent and the Banks.

               9.5.2. DISPOSITION OF ASSETS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices.

        9.6. SALE AND LEASEBACK. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

        9.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not, and will not permit any of its Subsidiaries to violate any Environmental Law or bring any Real Estate in violation of any Environmental Law if such violation could reasonably be expected to have a Material Adverse Effect.

        9.8. SUBORDINATED DEBT. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any Indebtedness which is subordinated to the Obligations or prepay, redeem or repurchase any such Indebtedness.

        9.9. BUSINESS ACTIVITIES. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

        9.10. FISCAL YEAR. The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal year from that set forth in Section 7.4.1.

        9.11. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors) other than a Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business. In addition, the Borrower will not, and will not permit any Subsidiary to, increase or otherwise modify the rate and/or scope of any royalty or other similar payments being made to any Affiliate.

        9.12. UPSTREAM LIMITATIONS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfer or distributions of all or any part of its assets to the Borrower.

        9.13. INCONSISTENT AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or any of its Subsidiaries of their respective obligations hereunder or under any of the Loan Documents.

        9.14. MODIFICATION OF DOCUMENTS AND CHARTER DOCUMENTS. The Borrower will not, nor will it permit any of its Subsidiaries to, consent to or agree to any amendment, supplement or other modification to the Capitalization Documents without the prior written consent of the Majority Banks unless such amendment, supplement or modification would not have any material adverse effect on the Agent's or the Bank's rights under the Loan Documents or the Borrower's or any of its Subsidiaries' obligations under the Loan Documents.

        9.15. LIMITATION ON FOREIGN EXCHANGE ARRANGEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any interest rate hedging or risk protection arrangement, foreign exchange risk protection arrangement or currency risk protection arrangements which are for speculative purposes.

                    10. FINANCIAL COVENANTS OF THE BORROWER.

        The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

        10.1. MINIMUM EBITDA. The Borrower will not permit EBITDA at the end of any Reference Period to be less than $37,500,000.

        10.2. INTEREST COVERAGE RATIO. The Borrower will not at the end of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2001, permit the ratio of (a) EBITDA for the Reference Period most recently ended to
(b) Consolidated Total Interest Expense for such period to be less than 2.00:1.00.

        10.3. LEVERAGE RATIO. The Borrower will not at any time on or after December 31, 2001 permit the ratio of (a) Total Funded Indebtedness outstanding on such date of determination to (b) EBITDA for the Reference Period ended on such date (or, if such date is not a fiscal quarter end date, the Reference Period most recently ended) to be greater than 5.50:1.00.

        10.4. ADJUSTED CONSOLIDATED NET WORTH. The Borrower will not permit Adjusted Consolidated Net Worth at any time (a) from and after December 31, 2000 through December 30, 2001 to be less than $140,000,000; and (b) from and after December 31, 2001 to be less than $160,000,000.

                             11. CLOSING CONDITIONS.

        The obligations of the Banks to make the initial Revolving Credit Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

        11.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

        11.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation or formation documents as in effect on such date of certification, and (b) its by-laws or similar documents as in effect on such date.

        11.3. REQUIRED ACTION. All limited liability company, corporate or similar action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

        11.4. INCUMBENCY CERTIFICATE. Each of the Banks shall have received from the Borrower and each of its Subsidiaries executing a Loan Document an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower of such Subsidiary, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

        11.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

        11.6. LIEN SEARCH RESULTS. The Agent shall have received from each of the Borrower and its Subsidiaries the results of lien searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

        11.7. CERTIFICATES OF INSURANCE. The Agent shall have received a certificate of insurance from an independent insurance broker dated as of a date acceptable to the Agent, identifying insurers, types of insurance, insurance limits, and policy terms.

        11.8. OPINION OF COUNSEL. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

               (a) Hale and Dorr LLP, counsel to the Borrower and its Subsidiaries;

               (b) Nauta Dutilh, local counsel in the Netherlands; and

               (c) Fasken, Martineau & DuMoulin LLP, local counsel to the Borrower and its Subsidiaries in Canada.

        11.9. PAYMENT OF FEES. The Borrower shall have paid to the Banks, the Agent or the Documentation Agent, as appropriate, the fees pursuant to Sections
5.1 and 5.2.

        11.10. REPAYMENT OF LOAN. The Borrower shall have provided the Agent with evidence satisfactory to the Agent of the repayment in full of the loan of Cabot B.V. and the termination of all commitments thereunder. In addition, the Borrower shall have provided the Agent with evidence satisfactory to the Agent that the proceeds of the Revolving Credit Loans being borrowed on the Closing Date are being used to refinance certain intercompany Indebtedness existing on the Closing Date.

                        12. CONDITIONS TO ALL BORROWINGS.

        The obligations of the Banks to make any Revolving Credit Loan and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

        12.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

        12.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

        12.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

        12.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

        12.5. EXCHANGE LIMITATION. There exists no reason whatsoever, including without limitation, by reason of the application of any so-called "currency exchange" laws or regulations (as in effect at the time of any proposed borrowing hereunder) which could reasonably be expected to interfere with the Borrower satisfying any of its obligations hereunder in full at such time as such Obligations become due and payable pursuant to the terms hereof.

                    13. EVENTS OF DEFAULT; ACCELERATION; ETC.

        13.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

               (a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

               (b) the Borrower shall fail to pay any interest on the Revolving Credit Loans, the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents within five (5) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

               (c) the Borrower shall fail to comply with any of its covenants contained in Section 8.1, 8.4, 8.5.1, 8.9, 8.11 - 8.13, 9 or 10,
        provided, however that with respect to a failure to comply with a covenant contained in Section 10 on any applicable test date, an Event of Default shall not be deemed to have occurred if within fifteen (15) days of such test date the Borrower has taken action such that had such action taken place on the applicable test date, the Borrower would have been in full compliance with such covenant;

               (d) the Borrower or, as it relates to any Stock Pledge Agreement, any Subsidiary, shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

               (e) any representation or warranty of the Borrower or in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement or any representation or warrant of any Subsidiary in any Stock Pledge Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

               (f) the Borrower or any of its Subsidiaries or Cabot Corporation shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, in an amount in excess of $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases, in an amount in excess of $1,000,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

               (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

               (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

               (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $2,500,000;

               (j) the holders of all or any part of the Indebtedness which is subordinated to the Obligations shall accelerate the maturity of all or any part of such Indebtedness or such Indebtedness shall be prepaid, redeemed or repurchased in whole or in part prior to the maturity thereof;

               (k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

               (l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

               (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

               (n) the Borrower shall at any time own less than 100% of the capital stock of each of Cabot B.V. and Cabot Canada Ltd., or Cabot Corporation shall at any time own (whether directly or through wholly-owned Subsidiaries) less than 100% of the capital stock of the Borrower;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

        13.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in Section 13.1(g) or Section 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

        13.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to Section 13.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

        13.4. DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

               (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

               (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent's fee payable pursuant to Section 5.2 and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

               (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the

        Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the State of New York; and

               (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

        13.5. JUDGMENT CURRENCY. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Credit Agreement in Euros or in any other currency (hereinafter in this Section 13.5 called the "first currency") into any other currency (hereinafter in this Section 13.5 called the "second currency"), then the conversion shall be made at the Agent's spot rate of exchange for buying the first currency with the second currency prevailing at the Agent's close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to the Agent or any Bank pursuant to this Credit Agreement in the second currency shall constitute a discharge of the obligations of the Borrower to pay to the Agent and the Banks any amount originally due to the Agent and the Banks in the first currency under this Credit Agreement only to the extent of the amount of the first currency which the Agent and each of the Banks is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Agent's and such Bank's normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Agent and the Banks in the first currency under this Credit Agreement, the Borrower hereby agrees that it will indemnify the Agent and each of the Banks against and save the Agent and each of the Banks harmless from any shortfall so arising. This indemnity shall constitute an obligation of the Borrower separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Agent or any Bank under this Credit Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the Agent and each such Bank, as the case may be, and the Borrower shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this Section 13.5 shall survive the payment in full of all of the other obligations of the Borrower under this Credit Agreement.

                                   14. SETOFF.

        Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                                 15. THE AGENT.

        15.1. AUTHORIZATION.

               (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

               (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

               (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

        15.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

        15.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

        15.4. NO REPRESENTATIONS.

               15.4.1. GENERAL. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

               15.4.2. CLOSING DOCUMENTATION, ETC. For purposes of determining compliance with the conditions set forth in Section 11, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower's account shall have received notice from such Bank prior to the Closing Date specifying such Bank's objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

        15.5. PAYMENTS.

               15.5.1. PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

               15.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

               15.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

        15.6. HOLDERS OF REVOLVING CREDIT NOTES. The Agent may deem and treat the payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

        15.7. INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by Section 16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

        15.8. AGENT AS BANK. In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

        15.9. RESIGNATION. Each of the Agent and the Documentation Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation by the Agent, the Majority Banks shall have the right to appoint a successor Agent, but, unless consented to by the Agent and the Borrower, no successor Documentation Agent shall be appointed. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation and such successor Agent shall have been consented to by the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        15.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

        15.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

        15.12. RELIANCE BY ISSUER. To the extent not inconsistent with Section 4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

                        16. EXPENSES AND INDEMNIFICATION.

        16.1. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income or due to any Bank's failure to comply with the provisions of Section 19 hereof) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with lien searches, lien filings or mortgage recordings.

        16.2. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation,
(a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of the otherwise indemnified party. In litigation, or the preparation therefor, the Banks and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 16.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

        16.3. SURVIVAL. The covenants contained in this Section 16 shall survive payment or satisfaction in full of all other Obligations.

               17. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

        17.1. CONFIDENTIALITY. Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent (with the parties hereto hereby agreeing that any information supplied to the Banks or the Agent of a financial nature shall be considered confidential for purposes of this Section 17.1), provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 17, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants,
(e) to the Agent, any Bank or any affiliate of the foregoing, (f) in connection with any litigation to which any one or more of the Banks, the Agent or any affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, or (g) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of Section 19.6.

        17.2. PRIOR NOTIFICATION. Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

        17.3. OTHER. In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any affiliate by the Borrower or any of its Subsidiaries. The obligations of each Bank under this
Section 17 shall supersede and replace
the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Bank.

                         18. SURVIVAL OF COVENANTS, ETC.

        All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

                        19. ASSIGNMENT AND PARTICIPATION.

        19.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of E5,000,000 (or less if such lesser amount represents 100% of such assigning Bank's Commitment) and (d) each Bank which is a Bank on the date hereof shall, so long as no Default or Event of Default has occurred and is continuing, retain, free of any such assignment, an amount of its Commitment of not less than fifty percent (50%) of the amount of its Commitment on the Closing Date, and, in addition, will not assign to more than one other Bank, (e) each Bank agrees that, so long as no Default or Event of Default shall have occurred and be continuing, such Bank shall not be permitted to make any assignments hereunder if, after giving effect thereto, there are more than four (4) Banks and (f) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 20.3, be released from its obligations under this Credit Agreement.

        19.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

               (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

               (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

               (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 7.4 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

               (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

               (e) such assignee represents and warrants that it is an Eligible Assignee;

               (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

               (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

               (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

               (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

        19.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

        19.4. NEW REVOLVING CREDIT NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Notes. Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this Section 20.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Revolving Credit Notes shall be cancelled and returned to the Borrower.

        19.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $2,500,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) such participant shall have no consent rights with respect to any waiver, amendment or modification to any Loan Documents.

        19.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to comply with the confidentiality provisions of
Section 17.1 and (b) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation. For purposes of this Section 19.6 an assignee or participant or potential assignee or participant may include a counterparty with whom such Bank has entered into or potentially might enter into a derivative contract referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document.

        19.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans or Reimbursement Obligations. If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section
13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans or Reimbursement Obligations to the extent of such participation.

        19.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date it becomes a Bank hereunder, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

        19.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

                                20. NOTICES, ETC.

        Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

               (a) if to the Borrower, at Botlekstraat 2, 3197 KA Botlek Rotterdam, Attention: Mr. Henk Sinke, with a copy to Cabot Corporation, 2 Seaport Lane, Suite 1300, Boston, Massachusetts 02210, Attention:
        Richard Carli, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

               (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Harvey H. Thayer, Managing Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice;

               (c) if to the Documentation Agent, at Two World Financial Center, New York, New York 10281, Attention: Robert Donahue, Senior Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

               (d) if to any Bank, at such Bank's address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

        Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

                               21. GOVERNING LAW.

        THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                  22. HEADINGS.

        The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                                23. COUNTERPARTS.

        This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                           24. ENTIRE AGREEMENT, ETC.

        The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.

                            25. WAIVER OF JURY TRIAL.

        Each of the Borrower and the Banks hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

                     26. CONSENTS, AMENDMENTS, WAIVERS, ETC.

        Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Revolving Credit Notes (other than interest accruing pursuant to Section 5.11.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto) or the amount of the commitment fee or Letter of Credit Fees may not be decreased without the written consent of each Bank affected thereby; the amount of the Commitments may not be increased without the written consent of the Borrower and of each Bank affected thereby; the Revolving Credit Loan Maturity Date may not be postponed (but may be extended pursuant to Section 2.10) without the written consent of each Bank affected thereby; a release of all or substantially all of the Collateral shall not occur without the written consent of all the Banks; this Section 26 and the definition of Majority Banks may not be amended, without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and
Section 15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                                27. SEVERABILITY.

        The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

        IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                    CABOT FINANCE B.V.



                                    By: _____________________________________
                                         Name:
                                         Title:

                                    FLEET NATIONAL BANK, individually and as Agent



                                    By: _____________________________________
                                         Harvey H. Thayer, Jr.,
                                         Managing Director

                                    COMMERZBANK AG, New York Branch,
                                    individually and as Documentation Agent



                                    By: _____________________________________
                                         Name:
                                         Title:



                                    By: _____________________________________
                                         Name:
                                         Title:

                                   Schedule 1

                               Banks; Commitments

                                                    COMMITMENT       COMMITMENT
                         BANK                         AMOUNT         PERCENTAGE
                         ----                         ------         ----------
      Fleet National Bank                           E96,000,000          64%

      Nassau, Bahamas
      Eurocurrency Lending Office:  Same


      Commerzbank AG, Cayman Island Branch          E54,000,000          36%

      Grand Caymans
      Eurocurrency Lending Office:  Same

                         TOTAL                     E150,000,000         100%

--------------------------------------------------------------------------------
                                 FIRST AMENDMENT
                                       TO
                           REVOLVING CREDIT AGREEMENT
--------------------------------------------------------------------------------

     First Amendment dated as of December 20, 2000 to Revolving Credit Agreement (the "First Amendment"), by and among CABOT FINANCE BV, a private company with limited liability organized under the laws of the Netherlands (the "Borrower"), FLEET NATIONAL BANK, COMMERZBANK AG, NEW YORK BRANCH and the other lending institutions listed on SCHEDULE 1 to the Credit Agreement (as hereinafter defined) (the "Banks"), amending certain provisions of the Revolving Credit Agreement dated as of November 10, 2000 (as amended and in effect from time to time, the "Credit Agreement") by and among the Borrower, the Banks, COMMERZBANK AG, NEW YORK BRANCH as documentation agent for the Banks and FLEET NATIONAL BANK in its capacity as agent for the Banks (the "Agent"). Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

     WHEREAS, the Borrower and the Banks have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this First Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SS.1. AMENDMENT TO SS.1 OF THE CREDIT AGREEMENT. Section 1 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

          CABOT ARGENTINA. [Cabot Argentina SAIyC].

          CABOT ARGENTINA ACQUISITION. The acquisition by Cabot Canada Limited of 100% of the capital stock of Cabot Argentina from Cabot International Capital Corporation ("CICC"), on terms and conditions acceptable to the Agent and the Lenders.

          CABOT CANADA NOTES. COLLECTIVELY, (a) THAT certain promissory note dated as of December 20, 2000 from Cabot Canada Limited to ___________Cabot Luxembourg Finance Sarl in the original principal amount of CDN$69,565,954, and (b) that certain promissory note dated as of December 20, 2000 from Cabot Canada Limited to CICC in the original principal amount of CDN$30,416,000, in each case containing terms and conditions acceptable to the Agent and the Banks in all respects.

     SS.2. AMENDMENT TO SS.9 OF THE CREDIT AGREEMENT. Section 9 of the Credit Agreement is hereby amended as follows:

     (a) Section 9.1(g) of the Credit Agreement is hereby amended by deleting the text of ss.9.1(g) in its entirety and restating it as follows:

          (g) Indebtedness of Cabot Canada Limited to each of Cabot Luxembourg Finance Sarl and CICC pursuant to the Cabot Canada Notes, provided, (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such Indebtedness; (ii) the maturity date of each such Cabot Canada Note is not earlier than six (6) months after the Revolving Credit Loan Maturity Date; (iii) such Cabot Canada Notes contain no requirements for any payments, repurchases or redemptions on such note at any time prior to the Revolving Credit Loan Maturity Date without the prior written consent of the Agent and the Banks; (iv) Cabot Canada Limited makes no payments on such Cabot Canada Notes until such time as the Obligations have been indefeasibly repaid in full in cash and the Commitments have been terminated without the prior written consent of the Agent and the Banks, provide, notwithstanding anything to the contrary contained in this (iv), Cabot Canada Limited shall be permitted to prepay the Cabot Canada Notes prior to the stated maturity thereof to the extent the amount of such prepayment is received by Cabot Canada Limited in the form of an equity contribution by Cabot Corporation or any of its Subsidiaries (other than the Borrower or its Subsidiaries) (or is received by the Borrower in the form of an equity contribution by Cabot Corporation or any of its Subsidiaries other than a Subsidiary of the Borrower and in turn contributed to Cabot Canada Limited); (v) the holders of such Cabot Canada Notes shall agree in writing that the obligations under such Cabot Canada Notes shall not come due thereunder and be paid to such holder until such time as all the Obligations have been indefeasibly repaid in full in cash and all Commitments hereunder have terminated, and such holder shall agree not to take any action to enforce any provisions of such Cabot Canada Notes until such time as the Obligations have been indefeasibly repaid in full in cash and all Commitments hereunder have terminated, both such provisions being for the benefit of the Agent and the Banks; and (vi) the holders of such Cabot Canada Notes shall agree in writing that to the extent the Agent or any Bank takes any action under the Stock Pledge Agreement pertaining to the pledge of the capital stock of Cabot Canada Limited, all obligations to the holder thereunder shall immediately be converted into and payable solely in shares of the capital stock of Cabot Canada Limited so long as the Agent shall at all times retain its pledge of 66% of all of the issued and outstanding shares of the capital stock of Cabot Canada Limited.

     (b) Section 9.3(g) of the Credit Agreement is hereby amended by deleting ss.9.3(g) in its entirety and restating it as follows:

          (g) Investments by Cabot Canada Limited consisting of the acquisition of the capital stock of Cabot Argentina, PROVIDED the aggregate amount of such Investment does not exceed $71,100,000.

     (c) Section 9.5.1 of the Credit Agreement is hereby amended by deleting the text contained in ss.9.5.1(d) in its entirety and substituting in place thereof the words "the Cabot Argentina Acquisition, provided that the aggregate purchase price for such acquisition does not exceed, in the aggregate, $71,100,000 and is payable solely with the Cabot Canada Notes and $3,100,000 worth of the Class B voting shares of Cabot Canada Limited"

     (d) Section 9.8 of the Credit Agreement is hereby amended by inserting immediately at the end of the text of ss.9.8 the words "In addition, the Borrower will not permit Cabot Canada Limited to amend, supplement or otherwise modify the terms of the Cabot Canada Note or to prepay, redeem or repurchase any Indebtedness thereunder, PROVIDED, Cabot Canada Limited shall be permitted to repay any amounts due thereunder by either (a) converting any Indebtedness owing thereunder into shares of its capital stock so long as the Agent, for the benefit of the Agent and the Banks, retains a 66% pledge of all the issued and outstanding capital stock of Cabot Canada Limited." or (b) prepaying the Cabot Canada Notes prior to the stated maturity thereof to the extent the amount of such prepayment is received by Cabot Canada Limited in the form of an equity contribution by Cabot Corporation or any of its Subsidiaries (other than the Borrower or its Subsidiaries) (or is received by the Borrower in the form of an equity contribution by Cabot Corporation or any of its Subsidiaries other than a Subsidiary of the Borrower and in turn contributed to Cabot Canada Limited)."

     SS.3. CONDITIONS TO EFFECTIVENESS. This First Amendment shall not become effective until the Agent receives a counterpart of this First Amendment, executed by the Borrower and the Majority Banks.

     SS.4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in ss.7 of the Credit Agreement, PROVIDED, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this First Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby are within the authority of the Borrower and have been duly authorized by all necessary action on the part of the Borrower.

     SS.5. RATIFICATION, ETC. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this First Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

     SS.6. NO WAIVER. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agent, the Documentation Agent or the Banks consequent thereon.

     SS.7. COUNTERPARTS. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     SS.8. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as a document under seal as of the date first above written.


                                   CABOT FINANCE BV


                                   By:
                                       -----------------------------------------
                                        Name:
                                        Title:

                                   FLEET NATIONAL BANK


                                   By:
                                       -----------------------------------------
                                        Title:

                                   COMMERZBANK AG, NEW YORK BRANCH


                                   By:
                                       -----------------------------------------
                                        Title: